Exhibit 10.30.2
August 19, 2008
[See Attached Schedule]
 c/o MedQuist Inc.
 1000 Bishops Gate Blvd., Suite 300
 Mount Laurel, NJ 08054

Re:	First Amendment to the Indemnification Agreement between MedQuist Inc. (the “Company”) and [See Attached Schedule] (“ Indemnitee ”) dated August 23, 2007 (the “ Indemnification Agreement ”)
Dear [See Attached Schedule]:
This letter constitutes an amendment to the Indemnification Agreement (the “Amendment”). All capitalized terms not defined herein shall have the same meanings as given to them in the Indemnification Agreement. The Indemnification Agreement shall be amended as follows:
•	Section 6 of the Indemnification Agreement is hereby replaced in its entirety with the following:

6. Officer And Director Liability Insurance.

(a)The Company shall obtain and maintain (or cause to be obtained and maintained) a policy or policies of insurance providing the directors and officers of the Company with coverage for losses in connection with acts or omissions of such directors and officers, or to ensure the Company’s performance of its indemnification obligations under this Agreement (“D&O Coverage”). At all times during which this Agreement is in effect and for a period of six years following the date Indemnitee ceased or ceases service to the Company the D&O Coverage shall be maintained at a level not less than such coverage in effect as of August 7, 2008, provided the annual premiums for such coverage do not exceed 300% of the annual premiums in place on August 7, 2008 (“Premium Maximum”). In the event the annual premiums for the D&O Coverage required above in this Section 6(a) exceed the Premium Maximum for any year, the Company shall be required to obtain for such year the maximum amount of D&O coverage obtainable by payment of annual premiums equal to the Premium Maximum.

(b) In all policies of director and officer liability insurance, Indemnitee will be named as an insured in such a manner as to provide Indemnitee the same rights and benefits as are accorded to the most favorably insured of the Company’s directors, if Indemnitee is a director, or the

[See Attached Schedule]
 August 19, 2008

     Company’s officers, if Indemnitee is not a director of the Company but is an officer.
Except as amended hereby, all of the terms and provisions of the Indemnification Agreement shall remain in full force and effect.
Please indicate your agreement with the above Amendment by signing where indicated below and returning one copy of this letter amendment to MedQuist Inc., 1000 Bishops Gate Blvd., Suite 300, Mt. Laurel, New Jersey 08054, USA, Attention: General Counsel.

Sincerely, MedQuist Inc.
By:
Name:
Title:

Agreed by:
[                                        ]

Schedule of Differences
Other than the identification of the Indemnitee, each Amendment executed with the executive officers listed below is substantially the same as this form and as each other.

Officer	Title
Mark Ivie	Interim Chief Executive Officer, Interim President and Chief Technology Officer
Kataleen E. Donovan	Senior Vice President and Chief Financial Officer
Mark R. Sullivan	General Counsel, Chief Compliance Officer & Secretary
Michael Clark	Senior Vice President of Operations
R. Scott Bennett	Senior Vice President of Sales & Marketing
James Brennan	Vice President and Controller